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                                                                 EXHIBIT 10.19

                                            Monsanto

                                            -----------------------------------

                                            Monsanto Company
RICHARD J. MAHONEY                          800 N. Lindbergh Boulevard
Chairman and                                St. Louis, Missouri 63167
Chief Executive Officer                     Phone: (314) 694-3756


                                                   April 22, 1994

Mr. Steven L. Engelberg
Monsanto Company
Suite 1100
700 14th Street
Washington, D.C. 20005

Dear Steve:

It is my pleasure to advise you that the Executive Compensation and Development Committee of the Board ("ECDC") at its October 21, 1993 meeting, reviewed the retirement benefits which will be available to you under the Company's Salaried Employees' Pension Plan ("Pension Plan") and the Monsanto ERISA Parity Pension Plan ("Parity Pension Plan"). In recognition of the experience and expertise which you have brought to the Company, and in recognition of your potential service with the Company, the ECDC has determined to award you, subject to certain conditions, a Supplemental Retirement Benefit equal to 45% of your "Average Total Earnings," as defined in the Pension Plan, less (i) the benefit you will receive from the Monsanto Pension and Pension Parity Plans and (ii) the benefit you would receive from two-thirds of $702,843 increased by 8.5% interest compounded annually per year from January 1, 1993 to the date of your retirement. Conversion of this lump sum to an annuity will be based on the lump sum conversion factors in the pension plan. Your account balances in the Monsanto Savings and Investment Plan and the Monsanto Company ERISA Parity Savings and Investment Plan will not be included as an offset. Except as specifically provided below, the Supplemental Retirement Benefit will not be payable unless you accrue at least ten years of vesting service with Monsanto. Any optional payment form you elect under the Parity Pension Plan will also apply to the Supplemental Retirement Benefit, using the same actuarial factors as are used under the Pension Plan.

If you die while employed by Monsanto, are married, and your spouse survives you, she will be entitled to receive a sur-

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vivor's benefit equal to 50% of this Supplemental Retirement Benefit. Her
Supplemental Retirement Benefit would be paid for the remainder of her life.

If you involuntarily terminate employment without cause for reasons beyond your control after five years of employment and there has been no Change of Control of the Company, the Supplemental Retirement Benefit payable to you will be prorated as follows:

         a. Your Supplemental Retirement Benefit will be calculated as described above but assuming you remained employed until your tenth employment anniversary. For this calculation, a 5% annual salary increase will be assumed in determining your Average Total Earnings and the amount of the Pension Plan and Parity Pension Plan offsets.

         b. Your benefit will be prorated 20% for each year of employment, beginning after your fifth employment anniversary until the full benefit is payable after ten years of employment.

If you Terminate Employment with the Company after a Change of Control of the Company, your Supplemental Retirement Benefit will be an amount equal to 45% of your Average Total Earnings calculated in the same way it is calculated in subparagraph "a" above, less the offsets described in the first paragraph of this agreement with the result then multiplied by a fraction, the numerator of which is your actual years of Vesting Service and denominator of which is ten. The terms "Change of Control" and "Terminate Employment" have the same meanings they do in your Key Executive Employment Agreement, which, to the extent necessary, is incorporated by reference herein and made a part hereof.

If you choose to do so, you may request deferral of your Supplemental Retirement Benefit if you make a timely request before retirement. The terms and conditions of this deferral option are described in Attachment A, which is hereby incorporated in this Agreement.

This Supplemental Retirement Benefit will be separate from and in addition to any pension benefit which you are entitled to receive under the Company's Pension Plan and the Parity Pension Plan.

This Supplemental Retirement Benefit may be terminated in whole or in part at any time by the ECDC if, after your Monsanto employment ends, you become employed by or be retained


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in any manner by a chemical, pharmaceutical or other company in competition with Monsanto.

This Supplemental Retirement Benefit may not be assigned by you, and any attempted assignment, pledge or other transfer shall be void. If any court, agency, or other party orders or is otherwise successful in obtaining an order for transfer in whole or in part of the Supplemental Retirement Benefit, it shall thereupon be deemed automatically terminated in full.

I am pleased to be able to offer this Supplemental Retirement Benefit on behalf of the Company. Please acknowledge your receipt and acceptance of this agreement by signing and returning one copy to my office.

                                            Very truly yours,

                                            MONSANTO COMPANY

                                            By  /s/ Richard J. Mahoney
                                              ------------------------
                                                 Richard J. Mahoney



Received and Acknowledged:

/s/ Steven L. Engelberg
-----------------------
Steven L. Engelberg

Date:  June 1, 1994
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                                                                  Attachment A

                             STEVEN L. ENGELBERG

                  SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

Supplemental Retirement Benefit Deferral Option
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You may request deferral of your Supplemental Retirement Benefit if you submit a timely request at least six months prior to retirement. The Employee Benefits Plans Committee will consider your deferral request, and if it is approved, you will be permitted to defer payment of your Supplemental Retirement Benefit on the same terms and conditions as permitted under the ERISA Pension Parity Plan ("Parity Plan"). For this reason, the terms and conditions of the Parity Plan are incorporated by reference herein and made a part of this Agreement.